Exhibit 10.1

ROUSE PROPERTIES, INC.
RETENTION PLAN

Rouse Properties, Inc. (the “Company”) hereby adopts this Retention Plan (the “Plan”) effective as of January 29, 2016.

1.                                      PURPOSE.

(a)           The Plan is intended to (i) ensure that the Company will have the continued dedication and objectivity of selected senior executives notwithstanding the possibility that a merger, business combination or other similar agreement (a “Merger Agreement”) will be executed by the Company, and (ii) provide such selected senior executives with enhanced financial security and encouragement to remain with the Company notwithstanding the possibility or occurrence of the execution of a Merger Agreement.

(b)           The retention benefits provided under the Plan shall be a dollar amount, based on a percentage of Salary and Target Bonus (each as defined below), specified with respect to each Senior Executive (as defined below) in Appendix A-1 or Appendix A-2, as applicable, and in each such Senior Executive’s Participation Agreement.

2.                                      DEFINITIONS.

“Acquiring Entity” means the entity that acquires all or substantially all of the Company’s business and/or assets pursuant to a Merger Agreement.

“Administrator” means the Committee or its designee.

“Affiliate” with respect to the Company means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company, whether now or hereafter existing.

“Brookfield Offer” means the unsolicited acquisition proposal dated January 16, 2016 (as it may be amended) from Brookfield Asset Management Inc., on behalf of a real estate fund managed by Brookfield, to acquire all the outstanding shares of the Company’s common stock, other than those shares currently held by Brookfield Property Partners and its affiliates.

“Cause” means:

(i)            The Senior Executive’s willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Company has provided the Senior Executive with a written demand for performance that describes the basis for the Company’s belief that the Senior Executive has not substantially performed his or her duties and the Senior Executive’s failure to perform the reasonable duties and responsibilities of his or her position within 30 days after such written demand; provided, that in the case of a repeat occurrence of any such failure to perform described in this subsection (i) for which the Company previously provided the Senior Executive an opportunity to cure, the notice and cure period specified herein shall not apply;

(ii)           Any material act of personal dishonesty taken by the Senior Executive in connection with his or her responsibilities as an employee of the Company or any Affiliate whether or not intended to result in his or her substantial personal enrichment;

(iii)          The Senior Executive’s conviction of, or plea of nolo contendere to, a felony that the Committee reasonably believes has had or will have a material detrimental effect on the reputation or business of the Company or any Affiliate;

(iv)          The Senior Executive’s breach of any fiduciary duty owed by such Senior Executive to the Company or any Affiliate that has a material detrimental effect on the reputation or business of the Company or any Affiliate; or

(v)           The Senior Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or the entering of any cease and desist order with respect to such action against the Senior Executive (regardless of whether or not the Senior Executive admits or denies liability).

“CEO” has the meaning set forth in Section 11 hereof.

“CEO Employment Agreement” has the meaning set forth in Section 11 hereof.

“Closing” will have the same definition as such term is defined in a Merger Agreement or, if not so defined therein, means the consummation of the transactions specified in a Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Special Committee of the Board of Directors of the Company established to, among other things, consider and respond to the Brookfield Offer.

“Disability” means (i) a Senior Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months or (ii) the Senior Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“First Installment” has the meaning set forth in Section 6 hereof.

“Good Reason” means the occurrence of one or more of the following events, without the Senior Executive’s written consent, about which the Senior Executive has provided the Company with a notice within 60 days after the initial occurrence of such event, and upon the notice of which the Company has not remedied the situation within 30 days:

(i)            a material reduction in the amount of the Senior Executive’s Salary;

(ii)           a material reduction in the Senior Executive’s Target Bonus;

(iii)          a change in the Senior Executive’s principal work location resulting in a new one-way commute that is more than 25 miles greater than the Senior Executive’s one-way commute prior to the change in the Senior Executive’s principal work location, regardless of whether the Senior Executive receives an offer of relocation benefits; or

(iv)          a material reduction or material alteration in the Senior Executive’s authority, duties and/or responsibilities as compared to the Senior Executive’s authority, duties and/or responsibilities in effect immediately prior to the Closing, other than where the Senior Executive remains in a position with the Company or an Acquiring Entity or any of its Affiliates following the Closing that is substantially equivalent in authority, duties and responsibilities with such Senior Executive’s position prior to the Closing, solely as such authority, duties and responsibilities relate to the business of the Company.

“Participation Agreement” means the individual agreement acknowledged and agreed to by each Senior Executive (in substantially the form attached as Appendix B hereto) that identifies the potential Retention Bonus payable under the Plan to such Senior Executive.

“Payment Date” means the date on which a payment of 50% of an Senior Executive’s Retention Bonus is scheduled to be made in accordance with Section 6 hereof.

“Process Termination” has the meaning set forth in Section 6 hereof.

“Retention Bonus” has the meaning set forth in Section 5 hereof.

“Salary” means with respect to any Senior Executive, that Senior Executive’s annual base salary as in effect for 2015.

“Second Installment” has the meaning set forth in Section 6 hereof.

“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

“Senior Executive” means a senior executive of the Company who has been selected by the Committee to participate in the Plan and listed on Appendix A-1 or Appendix A-2, as applicable, and who has entered into a Participation Agreement with the Company.

“Target Bonus” means with respect to any Senior Executive, that Senior Executive’s target performance bonus as in effect for 2015.

3.                                      ADMINISTRATION.

(a)           The Committee shall have exclusive authority to select Senior Executives to participate in the Plan and to specify each such Senior Executive’s Retention Bonus on Appendix A-1 or Appendix A-2, as applicable.  The Administrator shall administer the Plan and shall have the power and discretion to construe the terms of the Plan and perform such acts as it deems necessary or appropriate to affect the purpose of the Plan.

(b)           The Administrator will not be liable for any action or determination made by such Administrator with respect to the Plan or any distribution paid under the Plan.  All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan will be borne by the Company.  The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and the Administrator will be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation.

4.                                      ELIGIBILITY.

Eligibility to participate in the Plan shall be limited to senior executive of the Company selected by the Committee.  The Committee shall not be required to select all executives of the Company or to treat similarly situated executives similarly.

5.                                      AMOUNT OF RETENTION BONUS.

Each Senior Executive will be eligible to earn a retention bonus under the Plan (the “Retention Bonus”).  The Retention Bonus will be a dollar amount, based on a percentage of Salary and Target Bonus (subject to rounding), as provided in Appendix A-1 or Appendix A-2, as applicable, and specified in such Senior Executive’s Participation Agreement.

6.                                      PAYMENT OF RETENTION BONUS.

Except as otherwise provided in Section 7 hereof, if the conditions for payment of any Retention Bonus set forth in this Plan are satisfied, the payment of such Retention Bonus will occur as follows:

(a)           50% of a Senior Executive’s Retention Bonus will be payable, less applicable withholdings and deductions, on the earlier of (i) a determination by the Committee that it has terminated the process of considering and responding to the Brookfield Offer and any related process to explore strategic alternatives thereto in which the Committee may decide to engage (a “Process Termination”)  and (ii) the Closing, if any (the “First Installment”).

(b)           The remaining 50% of a Senior Executive’s Retention Bonus will be payable, less applicable withholdings and deductions, on the earlier of (i) the date, if any, that is six months after a Process Termination and (ii) the date, if any, that is six months after the Closing, if any (the “Second Installment”).

7.                                      FORFEITURE AND ACCELERATION OF RETENTION BONUSES.

(a)           Except as provided in Section 7(b) of the Plan, a Senior Executive must remain employed with the Company or one of its Affiliates through the applicable Payment Date in order to receive the portion of his or her Retention Bonus that is scheduled to be paid on such date.  Except as provided in Section 7(b) of the Plan, if an Senior Executive is not employed with the Company or one of its Affiliates through the applicable Payment Date, he or she will not be entitled to receive the portion of his or her Retention Bonus payable on such Payment Date.

(b)           Notwithstanding the foregoing, if a Senior Executive’s employment is terminated (x) by the Company without Cause, (y) by the Senior Executive for Good Reason, or (z) due to the Senior Executive’s death or Disability:

(i)            and such termination occurs prior to the Payment Date of the First Installment, payment of the Senior Executive’s First Installment and Second Installment will be made on the Payment Date on which the First Installment is paid to other Senior Executives under Section 6 (but in no event later than 2 months after the end of the year in which such termination occurs); and

(ii)           and such termination occurs after the Payment Date of the First Installment but before the Payment Date of the Second Installment, payment of the Senior Executive’s Second Installment will be made at the time of such termination of the Senior Executive’s employment.

(c)           Notwithstanding the foregoing, if the Committee determines that a Senior Executive has violated the confidentiality provisions of Section 14 of the Plan, the Committee, in its sole discretion, may cause to be forfeited some or all of any portion of such Senior Executive’s Retention Bonus that has not yet been paid under the Plan.

8.                                      AMENDMENT OR TERMINATION OF THE PLAN.

The Plan will remain in effect until January 29, 2017 and, subject to the approval of the Committee, will be renewed for successive one year periods thereafter; provided, however, that the Administrator, on behalf of the Company, reserves the right to amend or terminate the Plan at any time.  Any Plan amendment or termination will be made in writing and approved by the Administrator.  However, neither the Company nor the Administrator may, without an Senior Executive’s written consent, amend or terminate the Plan in any way that (a) prevents such Senior Executive from becoming eligible for his or her Retention Bonus under the Plan, (b) reduces the amount of the Retention Bonus payable, or potentially payable, to such Senior Executive under the terms of the Plan or (c) eliminates, denies or delays payment of any amount of an Senior Executive’s Retention Bonus which is payable to the Senior Executive pursuant to the terms and conditions of this Plan.

9.                                      ADDITIONAL ELIGIBLE PARTICIPANTS

The Committee may designate additional executives of the Company as Senior Executives and specify Retention Bonuses with respect thereto on Appendix A-1 or Appendix A-2, as applicable.

10.                               ASSUMPTION BY SUCCESSOR.

Any successor to, or acquirer of, all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, exchange or otherwise), including any Acquiring Entity, will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise, including any Acquiring Entity.

11.                               RIGHTS UNDER THE PLAN.

This Plan is intended to benefit, and its terms may be enforced by, a Senior Executive and his or her respective heirs, representatives, successors and assigns, and will be binding on all successors and assigns of the Company, including any Acquiring Entity.  This Section 11 will survive the consummation of the transactions contemplated by a Merger Agreement.  Except as otherwise specified in a Senior Executive’s Participation Agreement, a Senior Executive’s Retention Bonus will not be offset by or reduce, any other payment or benefit payable to such Senior Executive by the Company or any of its Affiliates.  Notwithstanding the foregoing, (i) any Retention Bonus paid to the Company’s  President and Chief Executive Officer (the “CEO”) under this Plan will be in lieu of the cash severance payment that would be due to the CEO under Section 6.1(b) of the Employment Agreement dated November 14, 2011 between the CEO and the Company, as it may be amended (the “CEO Employment Agreement”) in respect of the same transaction or circumstances that resulted in the payment of the Retention Bonus hereunder, and (ii) the CEO’s Participation Agreement will contain an acknowledgement of the foregoing and a waiver of the cash severance payment under Section 6.1(b) of the CEO Employment Agreement in respect of the same transaction or circumstance with respect to which the CEO has received a Retention Bonus hereunder.

12.                               NO GUARANTEE OF FUTURE SERVICE.

Participation in the Plan will not provide any guarantee or promise of continued service of the Senior Executive with the Company or any of its Affiliates, and the Company and such Affiliates retain the right to terminate the employment of any Senior Executive at any time, with or without Cause, for any reason or no reason.

13.                               TAXES.

(a)           The Company and all applicable Affiliates will withhold from any payments under the Plan any amount required to satisfy any applicable income, employment and other tax withholding obligations.

(b)           The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to an Senior Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Senior Executive under the Plan.  In no event will the Company or any of its Affiliates reimburse the Senior Executive for any taxes that may be imposed on him or her as a result of Section 409A.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that an Senior Executive may be eligible to receive under this Plan and an applicable Participation Agreement shall be treated as a separate and distinct payment.

14.                               CONFIDENTIALITY.

As a condition to his or her participation in the Plan, each Senior Executive acknowledges and agrees that, except to the extent required to be disclosed under applicable law, such participation and the terms and conditions of the Plan, including the amount of his or her Retention Bonus, and any and all actions by the Company, the Committee and the Administrator in accordance with the Plan, are strictly confidential and shall not be disclosed or published in any manner other than to his or her counsel, tax advisor or immediate family.

15.                               FUNDING.

No provision of the Plan will require the Company or any of its Affiliates, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or any of its Affiliates maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Nothing contained in this Plan and no action taken pursuant to the provisions of a Participation Agreement will create or be construed to create a trust of any kind.  No property that may be acquired or invested by the Company or any of its Affiliates in connection with the Plan will be deemed a security for the obligations to the Senior Executives hereunder, but will be, and continue for all purposes to be, part of the general funds of the Company or any applicable Affiliate.  Senior Executives will have no rights under the Plan other than as unsecured general creditors of the Company (and any applicable Affiliates).

16.                               BONUS PROGRAM.

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

17.                               NONASSIGNABILITY.

To the maximum extent permitted by law, a Senior Executive’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void.  No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

18.                               CHOICE OF LAW.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the laws of the State of New York without regard to its conflict of laws provisions.

19.                               HEADINGS.

The headings in the Plan are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

20.                               ENTIRE AGREEMENT.

This Plan and the corresponding Participation Agreement for each Senior Executive constitutes the entire understanding and agreement with respect to the subject matter contained herein and, after giving effect to such supersession, there are no agreements, understandings, restrictions, representations or warranties with respect to the subject matter hereof among any Senior Executive and the Company and its Affiliates other than those as set forth or provided for herein.

Dated:  January 29, 2016

APPENDIX A-1

Senior Executives who are Named Executive Officers

The following Senior Executives who are Named Executive Officers of the Company shall be entitled to receive the following Retention Bonuses subject to the terms and conditions of the Plan:

Senior Executive	Retention Percentage	Retention Bonus
Andrew Silberfein	200%	$3,000,000
Brian Harper	156%	$1,400,000
John Wain	100%	$700,000
Susan Elman	100%	$600,000